Exhibit 11


                          Continental Homes Holding Corp.
                         Computation of Earnings Per Share


                                        Three months ended   Six months ended
                                        November 30, 1993    November 30, 1993
                                       ------------------    -----------------
   Fully diluted:
   Net income                              $3,227,000            $6,464,000
   Interest expense on convertible
     subordinated notes, net of income
     taxes                                    401,000               802,000
                                           ----------            ----------
                                           $3,628,000            $7,266,000
   Weighted average number of
     shares outstanding                     5,711,566             5,451,810
   Conversion of convertible
     subordinated notes (42.55 shares
     per $1,000 principal amount of
     notes)                                 1,489,250             1,489,250
   Incremental shares relating to
     stock options exercisable                120,500               125,893
                                           ----------            ----------
   Weighted average number of shares
     outstanding assuming full dilution     7,321,316             7,066,953
                                           ==========            ==========

   Fully diluted net income per share           $ .50                 $1.03
                                                =====                 =====